Exhibit 99.1
INSULET REPORTS FOURTH QUARTER AND FULL YEAR 2007
RESULTS AND PROVIDES FULL YEAR 2008 OUTLOOK
OmniPod Customer Base More Than Tripled in 2007
Gross Loss Improved Significantly over Third Quarter 2007
BEDFORD, MA, March 17, 2008 — Insulet Corporation (NASDAQ: PODD), the manufacturer and marketer of the OmniPod Insulin Management System, today announced financial results for the fourth quarter and full year ended December 31, 2007.
Fourth quarter 2007 revenue increased 166% to $4.4 million from $1.6 million in the fourth quarter of 2006. On a sequential basis, revenue rose 15% from $3.8 million in the third quarter of 2007. At the end of the fourth quarter of 2007, approximately 4,150 customers were using the OmniPod System, up 30% from approximately 3,200 customers at the end of the third quarter of 2007. In 2007, the number of customers using the OmniPod System more than tripled from the end of 2006.
Manufacturing costs continued to decrease in the fourth quarter. As a result, gross loss improved 39% from $(3.8) million in the third quarter of 2007 to $(2.3) million in the fourth quarter of 2007. The improvement in gross loss demonstrates the significant leverage in the Company’s manufacturing support structure.
Net loss for the fourth quarter of 2007 was $15.7 million, or $(0.59) per share, compared to a net loss of $10.9 million or $(27.00) per share for the fourth quarter of 2006. Total operating expenses rose to $13.7 million in the fourth quarter of 2007 from $6.9 million in the fourth quarter of 2006. The majority of the increase was related to higher sales and marketing expenses and costs associated with the secondary offering in November 2007.
“2007 was a year of tremendous growth for Insulet. We more than tripled the number of customers using OmniPod, we significantly increased our manufacturing volume and we continued to build our sales force coverage in the U.S. We achieved all this while significantly improving our gross loss in the fourth quarter,” said Duane DeSisto, Insulet’s president and chief executive officer. “Our plans to increase production volume and build our commercial operations are on track for 2008 and we are poised to meet the growing demand for our innovative product. I am proud of our progress in advancing Insulet’s mission to make diabetes a smaller part of people’s lives”, added Mr. DeSisto.

For the full year ended December 31, 2007, revenue increased to $13.4 million from $3.7 million in 2006. Net loss for the year was $53.5 million, or $(3.21) per share, compared to a net loss of $36.2 million, or $(99.72) per share, for 2006. Operating expenses for 2007 increased to $41.5 million from $22.6 million in 2006, primarily driven by increased selling, general and administration expenses.
As of December 31, 2007, Insulet’s cash and cash equivalents totaled $94.6 million, compared to $33.2 million at December 31, 2006. Insulet completed its initial public offering in May 2007 and completed a secondary offering in November 2007.
Recent Highlights
•	In January 2008, the Company signed a development agreement with DexCom, Inc., a leading provider of continuous glucose monitoring systems for people with diabetes, to integrate DexCom’s continuous glucose monitoring technology into the wireless, handheld OmniPod System Personal Diabetes Manager (PDM). In addition to programming the patient’s insulin delivery, the PDM with integrated DexCom technology will receive and display continuous glucose readings from DexCom’s wearable sensor transmitter.
•	In March 2008, Insulet amended its existing development and licensing agreement with Abbott Diabetes Care, Inc. Under the terms of the amended agreement, Abbott’s Freestyle blood glucose monitor will be the exclusive meter available in OmniPod’s Personal Diabetes Manager (PDM). At execution of the agreement, Abbott paid Insulet a one-time fee. Abbott will also begin reimbursing Insulet for customer care activities associated with each sale of the OmniPod PDM that includes an Abbott meter. The exclusivity provisions of the amendment, which do not restrict Insulet’s ability to develop, market or sell any product incorporating any continuous blood glucose monitoring system, may be terminated by Insulet in the event Insulet is acquired by a third party.
•	Commencing in the fourth quarter of 2007 and going into the first quarter of 2008, Insulet expanded its salesforce into new geographic territories in the U.S. The salesforce now covers 38 states, plus the District of Columbia.
•	Insulet continues to expand its manufacturing capacity, a critical element of the Company’s strategy to increase volume and reduce per unit production costs. The Company’s production capacity reached 75,000 OmniPod devices per month at the end of February 2008 - an increase of 25% versus a level of 60,000 in December 2007.
Financial Outlook for 2008
Insulet projects revenues for 2008 to be in the range of $40 million to $45 million. The Company expects 2008 net operating loss to be in the range of $55 million to $60 million. Insulet expects to achieve positive quarterly gross margins by the fourth quarter of 2008.

Additionally, based on the success to date in increasing the manufacturing output, Insulet now expects to be able to accelerate its manufacturing capacity buildup beyond previous communicated expectations. Accordingly, during 2008, the Company is planning to significantly increase its investment in sales force, reimbursement processing, customer service, marketing, sampling, training and education to drive patient enrollment in particular towards the very end of 2008 and going into 2009.
Conference Call
Insulet will host a conference call on Tuesday, March 18, 2008 at 8AM Eastern time to discuss the Company’s fourth quarter and full year 2007 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 866.314.5232 for domestic callers and 617.213.8052 for international callers. The passcode is 86189075. A replay of the conference call will be available two hours after the start of the call through April 17, 2008 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 17622814. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com
Forward-Looking Statement
The 2007 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-K report for the year ended December 31, 2007. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its revenues, patient base, manufacturing capacity, expenses, product costs, sales and marketing efforts and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to achieve and maintain market acceptance of the OmniPod System; potential manufacturing problems, including damage, destruction or loss of any or Insulet’s automated assembly units or difficulties in implementing its automated manufacturing strategy; potential problems with sole source or other third-party suppliers on which Insulet is dependent; Insulet’s ability to obtain favorable reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; the Company’s ability to integrate Dexcom’s technology into its product; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; adverse regulatory or legal actions relating to the OmniPod System; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; risks associated with potential future acquisitions; Insulet’s ability to maintain compliance with the restrictions and covenants contained in its existing credit and security agreement; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in the section of its prospectus, dated November 6, 2007, filed with the Securities and Exchange Commission on November 7, 2007 entitled “Risk Factors” and its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In thousands, except share and per share data)
		(Unaudited)
Revenue	$4,361	$1,641	$13,372	$3,663
Cost of revenue	6,679	3,942	25,733	15,660

Gross loss	(2,318)	(2,301)	(12,361)	(11,997)
Operating expenses:
Research and development	3,170	2,203	10,391	8,094
General and administrative	5,077	2,815	13,922	8,389
Sales and marketing	5,489	1,879	16,141	6,165
Impairment of assets	—	—	1,027	—

Total operating expenses	13,736	6,897	41,481	22,648

Operating loss	(16,054)	(9,198)	(53,842)	(34,645)
Net interest income (expense)	386	(837)	377	(460)
Change in value of preferred stock warrant liability	—	(845)	(74)	(845)

Net loss	(15,668)	(10,880)	(53,539)	(35,950)
Accretion of redeemable convertible preferred stock	—	—	—	(222)

Net loss attributable to common shareholders	$(15,668)	$(10,880)	$(53,539)	$(36,172)

Net loss per share basic and diluted	$(0.59)	$(27.00)	$(3.21)	$(99.72)

Weighted-average number of shares used in calculating net loss per share	26,760,638	402,961	16,688,418	362,750

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	December 31,	December 31,
	2007	2006
	(In thousands, except share data)
Cash	$94,588	$33,231
Total assets	$130,741	$57,140
Deferred revenue	$1,350	$284
Total stockholders’ equity (deficit)	$92,275	$(101,765)